CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated June 29, 2023 on the financial statements and financial highlights of the AXS Knowledge Leaders ETF, a series of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 22, 2023